Exhibit 99.1

**For Immediate Release**

For more information, contact: Victor Karpiak, President and Chief Executive Officer Kari Stenslie, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income of $1.4 Million or $0.08 Per Share for the Second Quarter of 2012
Despite Significant Expenses Associated with the Proxy Contest and Related Litigation

Renton, Washington – July 23, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended June 30, 2012 of $1.4 million, or $0.08 per diluted share, an increase of $749,000 from the quarter ended March 31, 2012 and $113,000 from the comparable quarter in 2011. For the six months ended June 30, 2012, net income was $2.0 million or $0.11 per diluted share, as compared to $2.7 million, or $0.15 per diluted share for the comparable period in 2011.

“I am pleased to report that our second quarter was our seventh consecutive quarter of profitability, with net income of $1.4 million, despite the additional $604,000 of expenses associated with our recent proxy contest and related litigation. We are encouraged by the latest local real estate news that indicated housing prices in King County have increased over 10% from June 2011 and sales volume was up approximately 12% during the same period, indicating a partial recovery of real estate values in our primary market area. This news has aided our efforts in reducing our nonperforming assets and has contributed to our continued profitability.

Some very positive events have occurred recently that have further brightened our future outlook. As our market capitalization has improved over the past several quarters, the Russell Index has shown confidence in us and added us to both their 2000 and 3000 Indices. In July 2012, SNL identified us as one of the top five thrift institutions in the category of “Total Return Leaders Over Last Year.” In addition, The Seattle Times ranked us thirty-first out of ninety-six publicly-traded companies headquartered in Washington, Oregon and Idaho. Their criteria for the rankings were based on free cash-flow yield, return on invested capital, asset turnover and stock price appreciation,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended June 30, 2012 included:

•
Continued profitability and positive projected future operating results allowed us to reduce our deferred tax asset valuation allowance by $1.0 million, resulting in a tax benefit and increased net income for the quarter;

•	Nonperforming assets decreased $4.0 million to $44.8 million at June 30, 2012, from March 31, 2012 and have decreased $19.1 million, or 29.9%, from June 30, 2011;

•	Sales of other real estate owned (“OREO”) totaled $6.2 million during the quarter, generating a net gain on sales of $128,000;

•	The Company’s book value per share increased to $9.79 at June 30, 2012, from $9.71 at March 31, 2012 and $9.53 at June 30, 2011;

•	Net gain on sales of investments during the quarter totaled $94,000;

•	Additional expenses associated with the proxy contest and related litigation were $604,000;

•	The Bank’s Tier 1 and total risk-based capital ratios at June 30, 2012 were 14.85% and 27.24%, respectively.

Based on management’s evaluation of the adequacy of the allowance for loan losses, a provision of $650,000 was required for the second quarter of 2012, a decrease of $1.1 million from the first quarter of 2012. The following contributed to the decline in the amount of the loan loss provision required during the quarter ended June 30, 2012:

•	Delinquent loans as a percentage of total loans decreased to 2.7% at June 30, 2012, from 3.6% at March 31, 2012;

•
Nonperforming loans decreased $3.8 million to $22.6 million at June 30, 2012, from $26.4 million at March 31, 2012. The decline was primarily the result of the transfer of a $4.5 million commercial real estate loan to OREO during the second quarter;

•
The loan portfolio decreased $31.0 million during the second quarter to $667.0 million from $698.0 million at March 31, 2012. The decline was due to lower loan demand, loan payoffs, transfers to OREO and charge-offs.

Management continues to be proactive in assessing the risk inherent in the loan portfolio and when it is determined that a loan is impaired, the amount of the loss is quantified and charged-off.

The allowance for loan losses decreased $382,000 to $14.5 million at June 30, 2012, compared to $14.8 million at March 31, 2012. The decrease in the allowance for loan losses reflected net charge-offs of $1.0 million and the factors contributing to the reduced provision for loan losses discussed above.  The allowance for loan losses represented 63.9% of nonperforming loans and 2.2% of total loans at June 30, 2012, compared to 56.2% and 2.1%, respectively, at March 31, 2012.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):
				Three Month	One Year
	June 30,	March 31,	June 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$3,697	$2,999	$4,041	$698	$(344)
Multifamily	1,076	-	-	1,076	1,076
Commercial real estate	-	462	1,567	(462)	(1,567)
Construction/land development	-	183	489	(183)	(489)

Total nonperforming TDRs	4,773	3,644	6,097	1,129	(1,324)

Performing TDRs:
One-to-four family residential	49,695	51,643	52,961	(1,948)	(3,266)
Multifamily	1,247	2,496	2,520	(1,249)	(1,273)
Commercial real estate	11,750	11,347	10,417	403	1,333
Consumer	70	70	70	-	-

Total performing TDRs	62,762	65,556	65,968	(2,794)	(3,206)

Total TDRs	$67,535	$69,200	$72,065	$(1,665)	$(4,530)

During the second quarter of 2012, TDRs decreased $1.7 million to $67.5 million, as compared to $69.2 million at March 31, 2012. The philosophy behind TDRs is to restructure the loan to a level that the customer can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects full payment of the restructured amount. At June 30, 2012, 92.9% of TDRs were performing in accordance with their repayment terms. The percentage of one-to-four family residential TDR loans to total TDRs was 79.1% at June 30, 2012, remaining relatively unchanged from March 31, 2012.

Nonperforming assets continued to decrease, totaling $44.8 million at June 30, 2012, as compared to $48.8 million at March 31, 2012, as we continue to sell our OREO properties. Nonperforming loans decreased $3.8 million to $22.6 million at June 30, 2012, compared to $26.4 million at March 31, 2012, and delinquent loans decreased $7.2 million to $17.8 million at June 30, 2012, as compared to $25.0 million at March 31, 2012.

The following table presents a breakdown of our nonperforming assets:
				Three Month	One Year
	June 30,	March 31,	June 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$9,110	$8,691	$13,684	$419	$(4,574)
Multifamily	2,039	949	638	1,090	1,401
Commercial real estate	2,534	7,588	7,882	(5,054)	(5,348)
Construction/land development	8,731	8,991	15,679	(260)	(6,948)
Consumer	212	164	45	48	167
Total nonperforming loans	22,626	26,383	37,928	(3,757)	(15,302)

OREO	22,206	22,448	25,979	(242)	(3,773)

Total nonperforming assets (1)	$44,832	$48,831	$63,907	$(3,999)	$(19,075)

Nonperforming assets as a percent
of total assets	4.49%	4.71%	5.55%
______________
(1)	The difference between the $44.8 million of nonperforming assets at June 30, 2012, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all TDRs as nonperforming loans, although 92.9% of our TDRs are performing in accordance with their restructured terms. The remaining 7.1% of TDRs that are nonperforming at June 30, 2012 are reported above as nonperforming loans, in accordance with regulatory guidelines.
The following table presents a breakdown of our OREO by county and property type at June 30, 2012:
	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$1,752	$1,805	$-	$645	$4,202	19	18.9%
Multifamily	560	-	-	-	560	1	2.5
Commercial real estate (1)	2,704	8,295	1,201	649	12,849	32	57.9
Construction/land development	482	3,201	203	709	4,595	11	20.7

Total OREO	$5,498	$13,301	$1,404	$2,003	$22,206	63	100.0%
________________
(1)	Of the 32 properties classified as commercial real estate, 11 are office/retail buildings, 20 are developed lots and one is an undeveloped lot.

OREO decreased $242,000, or 1.1%, to $22.2 million at June 30, 2012, from $22.4 million at March 31, 2012, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $6.2 million of OREO during the second quarter of 2012, generating a net gain of $128,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $235,000 related to the decline in the market value of OREO properties and $446,000 of additional expenses related to OREO during the quarter ended June 30, 2012. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the second quarter of 2012 decreased $449,000 to $7.3 million compared to the first quarter of 2012 and decreased $1.2 million compared to the same period in 2011. Net interest income for the six months ended June 30, 2012 decreased $2.1 million to $15.0 million, compared to $17.1 million for the same period ended June 30, 2011.

Interest income decreased $2.8 million to $10.4 million for the second quarter of 2012 from the same quarter in 2011, primarily due to the $126.6 million or 16.1% decrease in our average loan portfolio. The decline in our loan portfolio was the result of weak loan demand from creditworthy borrowers, paydowns, short sales, charge-offs and transfers of nonperforming loans to OREO. Interest income for the six months ended June 30, 2012 decreased $5.4 million to $21.6 million compared to the first six months of 2011.

Interest expense decreased $1.7 million to $3.1 million for the quarter ended June 30, 2012, as compared to the same period a year ago. The primary cause for this decline in interest expense was related to our certificates of deposit, which accounted for $1.5 million of the decrease in interest expense. The average balance of our certificates of deposit decreased $136.4 million during the second quarter of 2012 compared to the same quarter in 2011, accounting for $812,000 of the decrease with the remaining $662,000 decline due to the low interest rate environment. Interest expense for the six months ended June 30, 2012 decreased $3.3 million to $6.6 million, compared to $9.9 million for the six months ended June 30, 2011.

Our interest rate spread and net interest margin both decreased four basis points to 2.80% and 3.03%, respectively, for the three months ended June 30, 2012, compared to the three months ended June 30, 2011. For the six months ended June 30, 2012, our interest rate spread and net interest margin were 2.84% and 3.07%, respectively, compared to 2.86% and 3.08%, respectively, for the same period in 2011.

Noninterest income for the quarter ended June 30, 2012 decreased $496,000 to $330,000 from the same quarter in 2011. We recorded $94,000 in net gains on sales of investments during the quarter ended June 30, 2012, compared to $751,000 during the same quarter in 2011. During the second quarter of 2012, we sold $12.1 million of long-term, fixed-rate, mortgage-backed securities and purchased $8.3 million of primarily variable-rate investments. These transactions were executed to continue improving the Bank’s interest rate risk profile. In addition, we recognized $130,000 related to prepayment penalties on two commercial loans during the second quarter of 2012 as compared to $2,000 for the same period in 2011. Noninterest income for the six months ended June 30, 2012 decreased $811,000 from the same six month period in 2011, due to lower gains on the sales of investments during the quarter.

Noninterest expense for the quarter ended June 30, 2012 increased $157,000 from the same quarter in 2011 primarily due to an additional $604,000 of expenses incurred during the quarter associated with the proxy contest and related litigation. Partially offsetting this increase were decreases in net OREO related expenses of $214,000 and FDIC deposit insurance of $298,000, as compared to the same period in 2011. Noninterest expense for the six months ended June 30, 2012 decreased $804,000 to $12.2 million from $13.0 million as compared to the same period in 2011. The decrease in noninterest expense for the six month period was primarily due to decreases in FDIC deposit insurance of $911,000 and $488,000 related to OREO expenses partially offset by a $604,000 increase in proxy contest and related litigation expenses.

For the three months ended June 30, 2012, the provision for federal income taxes resulted in a benefit of $999,000. This benefit was primarily the result of a $1.0 million reduction in our deferred tax asset valuation allowance. Our continued profitability and positive projected future operating results allowed us to record this benefit.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Bank under the memoranda of understanding with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

				Six Month	One Year
	June 30,	December 31,	June 30,	Increase/	Increase/
Assets	2012	2011	2011	(Decrease)	(Decrease)

Cash on hand and in banks	$4,670	$4,620	$4,364	1.1%	7.0%
Interest-bearing deposits	155,327	160,141	184,448	(3.0)	(15.8)
Investments available-for-sale, at fair value	130,483	129,002	141,832	1.1	(8.0)
Loans receivable, net of allowance of $14,450,
$16,559 and $16,989	649,965	703,288	752,634	(7.6)	(13.6)
Premises and equipment, net	18,448	18,922	19,328	(2.5)	(4.6)
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-	-
Accrued interest receivable	3,665	3,856	4,132	(5.0)	(11.3)
Federal income tax receivable	1,072	1,060	6,346	1.1	(83.1)
Deferred tax assets	1,000	-	-	100.0	100.0
Other real estate owned ("OREO")	22,206	26,044	25,979	(14.7)	(14.5)
Prepaid expenses and other assets	4,429	5,044	5,044	(12.2)	(12.2)
Total assets	$998,678	$1,059,390	$1,151,520	(5.7)	(13.3)

Liabilities and Stockholders' Equity

Interest-bearing deposits	$719,035	$782,652	$868,270	(8.1)	(17.2)
Noninterest-bearing deposits	5,828	6,013	5,427	(3.1)	7.4
Advances from the Federal Home Loan Bank	83,066	83,066	93,066	-	(10.7)
Advance payments from borrowers for taxes and insurance	2,459	2,093	1,948	17.5	26.2
Accrued interest payable	180	184	217	(2.2)	(17.1)
Other liabilities	3,938	4,062	3,339	(3.1)	17.9
Total liabilities	814,506	878,070	972,267	(7.2)	(16.2)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at
June 30, 2012, December 31, 2011 and June 30,
2011, respectively	188	188	188	-	-
Additional paid-in capital	189,602	188,816	188,064	0.4	0.8
Retained earnings, substantially restricted	5,930	3,937	2,387	50.6	148.4
Accumulated other comprehensive income, net of tax	20	511	1,310	(96.1)	(98.5)
Unearned Employee Stock Ownership Plan ("ESOP")
shares	(11,568)	(12,132)	(12,696)	(4.6)	(8.9)
Total stockholders' equity	184,172	181,320	179,253	1.6	2.7
Total liabilities and stockholders' equity	$998,678	$1,059,390	$1,151,520	(5.7)	(13.3)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	June 30,	March 31,	June 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
Interest income
Loans, including fees	$9,802	$10,472	$11,891	(6.4)%	(17.6)%
Investments available-for-sale	500	593	1,262	(15.7)	(60.4)
Interest-bearing deposits with banks	97	97	94	-	3.2
Total interest income	$10,399	$11,162	$13,247	(6.8)	(21.5)
Interest expense
Deposits	2,627	2,941	4,220	(10.7)	(37.7)
Federal Home Loan Bank advances	511	511	583	-	(12.3)
Total interest expense	$3,138	$3,452	$4,803	(9.1)	(34.7)
Net interest income	7,261	7,710	8,444	(5.8)	(14.0)
Provision for loan losses	650	1,700	1,600	(61.8)	(59.4)
Net interest income after provision for loan losses	$6,611	$6,010	$6,844	10.0	(3.4)
Noninterest income
Net gain on sale of investments	94	194	751	(51.5)	(87.5)
Other	236	87	75	171.3	214.7
Total noninterest income	$330	$281	$826	17.4	(60.0)

Noninterest expense
Salaries and employee benefits	3,451	3,427	3,214	0.7	7.4
Occupancy and equipment	395	405	395	(2.5)	-
Professional fees	468	473	502	(1.1)	(6.8)
Data processing	185	181	183	2.2	1.1
Gain on sale of OREO property, net	(128)	(221)	(508)	(42.1)	(74.8)
OREO market value adjustments	235	310	289	(24.2)	(18.7)
OREO related expenses, net	446	489	986	(8.8)	(54.8)
Regulatory assessments	314	97	612	223.7	(48.7)
Insurance and bond premiums	100	100	248	-	(59.7)
Proxy contest and related litigation	604	-	-	100.0	100.0
Marketing	61	52	50	17.3	22.0
Other general and administrative	438	308	441	42.2	(0.7)
Total noninterest expense	$6,569	$5,621	$6,412	16.9	2.4
Income before provision/(benefit) for federal income taxes	372	670	1,258	(44.5)	(70.4)
Provision/(benefit) for federal income taxes	(999)	48	-	(2,181.3)	(100.0)
Net income	$1,371	$622	$1,258	120.4	9.0

Basic earnings per share	$0.08	$0.04	$0.07	100.0	14.3
Diluted earnings per share	$0.08	$0.04	$0.07	100.0	14.3

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,		One Year
	2012	2011	% Change
Interest income
Loans, including fees	$20,274	$24,319	(16.6)%
Investments available-for-sale	1,093	2,467	(55.7)
Interest-bearing deposits with banks	194	170	14.1
Total interest income	$21,561	$26,956	(20.0)
Interest expense
Deposits	5,568	8,733	(36.2)
Federal Home Loan Bank advances	1,022	1,159	(11.8)
Total interest expense	$6,590	$9,892	(33.4)
Net interest income	14,971	17,064	(12.3)
Provision for loan losses	2,350	2,800	(16.1)
Net interest income after provision for loan losses	$12,621	$14,264	(11.5)
Noninterest income
Net gain on sale of investments	288	1,262	(77.2)
Other	323	160	101.9
Total noninterest income	$611	$1,422	(57.0)

Noninterest expense
Salaries and employee benefits	6,878	6,503	5.8
Occupancy and equipment	800	797	0.4
Professional fees	941	982	(4.2)
Data processing	366	392	(6.6)
Gain on sale of OREO property, net	(349)	(1,134)	(69.2)
OREO market value adjustments	545	917	(40.6)
OREO related expenses, net	935	1,836	(49.1)
Regulatory assessments	411	1,322	(68.9)
Insurance and bond premiums	200	495	(59.6)
Proxy contest and related litigation	604	-	100.0
Marketing	113	111	1.8
Other general and administrative	746	773	(3.5)
Total noninterest expense	$12,190	$12,994	(6.2)
Income before federal income tax benefit	1,042	2,692	(61.3)
Federal income tax benefit	(951)	-	(100.0)
Net income	$1,993	$2,692	(26.0)

Basic earnings per share	$0.11	$0.15	(26.7)
Diluted earnings per share	$0.11	$0.15	(26.7)

The following table presents a breakdown of our loan portfolio (unaudited):

	June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential (1)	$318,377	47.7%	$335,412	46.4%

Multifamily:
Permanent	104,431	15.7	110,148	15.2
Construction	-	-	3,526	0.5
	104,431	15.7	113,674	15.7
Commercial real estate:
Permanent	196,346	29.4	218,032	30.2
Construction	12,500	1.9	12,500	1.7
Land	1,852	0.3	1,811	0.2
	210,698	31.6	232,343	32.1
Construction/land development (2):
One-to-four family residential	1,301	0.2	6,194	0.9
Multifamily	806	0.1	855	0.1
Commercial	680	0.1	1,104	0.2
Land development	15,728	2.4	16,990	2.3
	18,515	2.8	25,143	3.5

Business	3,627	0.5	3,909	0.6
Consumer	11,328	1.7	12,499	1.7
Total loans	666,976	100.0%	722,980	100.0%
Less:
Loans in process	845		1,372
Deferred loan fees, net	1,716		1,761
ALLL	14,450		16,559
Loans receivable, net	$649,965		$703,288
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(1)	Includes $143.9 million and $147.4 million of non-owner occupied loans at June 30, 2012 and December 31, 2011, respectively.
(2)	Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. As a result, at June 30, 2012, we had $12.5 million, or 5.9% of our total commercial real estate portfolio and no multifamily loans in these "rollover" type of loans. At December 31, 2011, we had $12.5 million, or 5.4% of our total commercial real estate portfolio and $3.5 million, or 3.1% of our total multifamily loan portfolio in these rollover type of loans. At June 30, 2012 and December 31, 2011, $1.9 million and $1.8 million of commercial real estate land loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Performance Ratios:	(Dollars in Thousands, except share data)
Return on assets	0.54%	0.24%	0.34%	0.43%
Return on equity	2.97	1.36	2.05	2.80
Equity-to-assets	18.44	17.61	17.12	15.57
Interest rate spread	2.80	2.88	2.72	2.84
Net interest margin	3.03	3.11	2.96	3.07
Average interest-earning assets to average interest-bearing
liabilities	117.64	116.28	115.03	112.93
Efficiency ratio	86.54	70.34	81.33	69.17
Noninterest expense as a percent of average total assets	2.60	2.14	2.44	2.19
Book value per common share	$9.79	$9.71	$9.64	$9.53

Capital Ratios (1):
Tier 1 leverage	14.85%	14.15%	13.54%	12.47%
Tier 1 risk-based	25.98	24.36	23.49	21.55
Total risk-based	27.24	25.62	24.76	22.81

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	3.40%	3.78%	3.28%	4.92%
Nonperforming assets as a percent of total assets	4.49	4.71	4.69	5.55
ALLL as a percent of total loans, net of undisbursed funds	2.17	2.13	2.29	2.20
ALLL as a percent of nonperforming loans, net of
undisbursed funds	63.86	56.22	69.89	44.79
Net charge-offs to average loans receivable, net	0.16	0.49	0.09	0.62

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$14,832	$16,559	$16,634	$20,250
Provision	650	1,700	600	1,600
Charge-offs	(1,349)	(3,699)	(688)	(4,976)
Recoveries	317	272	13	115
Allowance for loan losses, end of the quarter	$14,450	$14,832	$16,559	$16,989

Nonperforming Assets (2):
Nonperforming loans (3):
Nonaccrual loans	$17,853	$22,739	$18,613	$31,831
Nonaccrual troubled debt restructured loans	4,773	3,644	5,079	6,097
Total nonperforming loans	22,626	26,383	23,692	37,928
OREO	22,206	22,448	26,044	25,979
Total nonperforming assets	$44,832	$48,831	$49,736	$63,907

Performing troubled debt restructured loans	$62,762	$65,556	$66,225	$65,968
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(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.